Exhibit 10.27

NOVACEA, INC.

Independent Director Equity Compensation Policy

Adopted February 9, 2006

1. General. This Independent Director Equity Compensation Policy (the “Policy”) is hereby adopted by the Compensation Committee (the “Committee”) of Novacea, Inc., a Delaware corporation (the “Company”), in accordance with Section 10.1 of the Novacea, Inc. 2006 Incentive Award Plan (the “Equity Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Equity Plan.

2. Committee Authority. Pursuant to Section 10.1 of the Equity Plan, this Committee hereby establishes a policy for the grant of awards under the Equity Plan to Independent Directors (as defined therein), which policy is to include a written, non-discretionary formula, the types of awards to be granted to Independent Directors and the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to such awards, and also specify, with respect to any such awards, the conditions on which such awards shall be granted, become exercisable and/or payable, and expire, and such other terms and conditions as this Committee determines in its discretion. Equity awards granted under the authority of the Equity Plan pursuant to the provisions of this Policy are hereinafter referred to as “Awards.”

3. Stock Options to Directors. During the term of the Equity Plan, a person who first becomes an Independent Director automatically shall be granted an Option to purchase 50,000 shares of Common Stock (an “Initial Option”). During the term of the Equity Plan, commencing on the date of the Company’s annual meeting of stockholders held in 2007, Independent Directors automatically shall be granted an Option to purchase 12,500 shares of Common Stock effective as of the date immediately following each annual meeting of stockholders (an “Annual Option”), provided that the Independent Director continues to serve as a member of the Board as of such date. For the avoidance of doubt, an Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only be granted an Initial Option in connection with such election, and shall not be granted an Annual Option on the date following such meeting as well. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not be granted an Initial Option but to the extent they are otherwise eligible, will be granted, at each annual meeting of stockholders after his or her retirement from employment with the Company, an Annual Option grant.

(a)	Option Type; Exercise Price. Options granted to Independent Directors shall be Non-Qualified Stock Options. The exercise price per share of Common Stock subject to each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

(b)	Vesting; Term; Termination of Service. An Initial Option shall become vested and exercisable in substantially equal monthly installments over the four-year period commencing on the date of grant. An Annual Option shall become vested and exercisable in substantially equal monthly installments over the 12-month period commencing on the date of grant. The term of each Option granted to an Independent Director pursuant to this Policy shall be 10 years from the date the Option is granted. Upon an Independent Director’s termination of membership on the Board for any reason other than for cause or a Qualified Retirement, his or her Option granted pursuant to this Policy shall remain exercisable for 12 months following his or her termination of membership on the Board, and upon an Independent Director’s termination of membership on the Board as a result of a Qualified Retirement, his or her Option granted pursuant to this Policy shall remain exercisable for 18 months following his or her termination of membership on the Board; provided, however, that no Option shall be exercisable after the expiration of the term of the Option. Unless otherwise determined by the Board on or after the date of grant of such Option, no portion of an Option granted pursuant to this Policy which is unexercisable at the time of an Independent Director’s termination of membership on the Board shall thereafter become exercisable. A “Qualified Retirement” shall mean that the Independent Director resigns or elects not to stand for reelection to the board in connection with his or her retirement at any time after reaching the age of 62.

4. Automatic Acceleration. Anything to the contrary in the foregoing notwithstanding, Awards granted under this Policy shall automatically vest in full and become exercisable: (a) immediately prior to a Change in Control; or (b) in the case of an individual Independent Director participant, upon the Qualified Retirement of the director from service as a director of the Company.

5. Treatment of Awards Granted Prior to Policy.

Equity awards granted to an Independent Director prior to the effective date of this Policy pursuant to the terms of the Company’s 2001 Stock Option Plan (the “Prior Plan”) or otherwise shall automatically vest in full and become exercisable immediately prior to a Change in Control, notwithstanding anything to the contrary provided in the terms and conditions set forth in the Prior Plan or in any agreement evidencing the grant of the equity awards. Except as provided in this Section 5, equity awards granted prior to the effective date of this Policy shall otherwise continue to be subject to the provisions in effect as of the effective date of this Policy governing the terms and conditions of the awards that are set forth in the Prior Plan and/or in any agreement evidencing the grant of the awards.

6. Incorporation of the Equity Plan. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein except to the extent such other provisions are inconsistent with this Policy, and all grants of Awards hereby are subject in all respect to the terms of the Equity Plan.

7. Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Committee and duly executed by an executive officer of the Company.

8. Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Committee in the future at its sole discretion. No Independent Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Committee hereby expressly reserves the authority to terminate this Policy during any plan year up and until the election of directors at a given annual meeting of stockholders.

9. Effectiveness. This Policy shall become effective as of the date the Equity Plan becomes effective.

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